Exhibit 5.1
August 5, 2011
Westmoreland Coal Company
2 North Cascade Avenue, 14th Floor
Colorado Springs, CO 80903
Ladies and Gentlemen:
     We have acted as counsel to Westmoreland Coal Company, a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of the Company’s registration statement on Form S-1 (the “Registration Statement”) relating to the resale, from time to time, by the selling securityholder named therein of up to 425,000 shares of common stock, par value $2.50 per share (the “Common Stock”), to be contributed by the Company to the Westmoreland Coal Company Retirement Plan Trust in satisfaction of certain funding obligations the Company has to the trust (the “Plan Shares”). The Plan Shares are being registered under the Registration Statement and will be offered on a continuous or delayed basis pursuant to the provisions of Rule 415 under the Securities Act.
     We have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company, and such other instruments and other certificates of officers and representatives of the Company and such other persons, and we have made such investigations of law, in each case, as we have deemed appropriate as a basis for the opinions expressed below. In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.
     Based on the foregoing, it is our opinion that the Plan Shares being registered for resale by the selling securityholder have been duly authorized by all necessary corporate action of the Company, and, upon the effectiveness of the Registration Statement, will have been validly issued by the Company and be fully paid and nonassessable.

Westmoreland Coal Company
August 5, 2011

     The opinion expressed herein is limited to the laws of the State of Delaware in effect on the date hereof, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.
     We hereby consent to the use of our name in the prospectus constituting a part of the Registration Statement and in any prospectus supplements related thereto under the heading “Legal Matters” as counsel for the Company who have passed on the validity of the Plan Shares being registered by the Registration Statement and as having prepared this opinion, and to the use of this opinion as a part (Exhibit 5) of the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission thereunder.
Very truly yours,
/s/ DAVIS GRAHAM & STUBBS LLP